Exhibit 3.4.1

2098523 53-03

RESTATED ARTICLES OF INCORPORATION

OF

RAYTHEON AIRCRAFT COMPANY

I, Wayne W Wallace duly elected Secretary of Raytheon Aircraft Company (the “Corporation”), a Kansas corporation, originally incorporated as BAC Inc. on September 21, 1993, do hereby certify that the following Restated Articles of Incorporation were adopted by the unanimous written consent of the Board of Directors of the Corporation, all in accordance with the requirements of K.S.A. 17-6605. The following Restated Articles of Incorporation restate and integrate hut do not amend the Corporation’s Articles of Incorporation and there is no discrepancy between those provisions and the provisions of these restated Articles of Incorporation.

ARTICLE ONE: The name of the corporation is Raytheon Aircraft Company.

ARTICLE TWO: The address of the Corporation’s registered office in the State of Kansas is 9709 East Central, Wichita, Sedgwick County, Kansas 67206. The name of the Corporation’s registered agent at such address is Wayne W Wallace.

ARTICLE THREE: The nature of the business to be conducted or promoted by and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may he organized under the Kansas General Corporation Code.

ARTICLE FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $1.00 per share.

ARTICLE FIVE: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE SIX: Election of directors need not be by written ballot.

ARTICLE SEVEN: The Corporation shall indemnify any person against any liability arising by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent allowed under the Kansas General Corporation Code.

ARTICLE EIGHT: The name and mailing address of the incorporator is Wayne W Wallace, 9709 East Central, Wichita, Kansas 67206.

The undersigned, being the duly elected Secretary of Raytheon Aircraft Company for purposes of restating its Articles of Incorporation, does hereby make this certificate this 16th day of June, 2006 and acknowledges that the facts stated herein are true.

/s/ Wayne W Wallace
Wayne W Wallace

STATE OF KANSAS	)
) ss:
COUNTY OF SEDGWICK	)

The foregoing instrument was acknowledged before me this 16th day of June 2006, by Wayne W Wallace, Secretary of Raytheon Aircraft Company.

Notary Public

My Appointment Expires: 8-16-2009